SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549


                          SCHEDULE 13G


            Under the Securities Exchange Act of 1934
                        (Amendment No. 6)


                     FIRST BUSEY CORPORATION
                     -----------------------
                        (Name of Issuer)

                          COMMON STOCK
                          ------------
                 (Title of Class of Securities)

                            319383105
                            ---------
                         (CUSIP Number)




* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of that Act but shall be subject to all other provisions of the Act (however, see the Notes).


                 (Continued on following pages)








                                                              PAGE 1 OF 4 PAGES

CUSIP NO. 319383105                 13G

1)   NAME OF REPORTING PERSON AND SOCIAL SECURITY  OR I.R.S.
     IDENTIFICATION NUMBER OF ABOVE PERSON
          A. BARCLAY KLINGEL
          ###-##-####

2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A  GROUP*
       (A)  |__|
       (B)  |__|

3)   SEC USE ONLY


4)   CITIZENSHIP OR PLACE OR ORGANIZATION
          UNITED STATES

5)   SOLE VOTING POWER
          163,000 (1)

6)   SHARED VOTING POWER
          670,002

7)   SOLE DISPOSITIVE POWER
          163,000  (1)

8)   SHARED DISPOSITIVE POWER
          670,002

9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          833,002

10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
     SHARES*


11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          6.152%

12)  TYPE OF REPORTING PERSON*
          IN


                                                              PAGE 2 OF 4 PAGES

ITEM 1(a) NAME OF ISSUER:
               FIRST BUSEY CORPORATION

ITEM 1(b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
               P.O. BOX 17125
               URBANA, IL 61803-0123

ITEM 2(a) NAME OF PERSON FILING:
               A. BARCLAY KLINGEL

ITEM 2(b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
               319 W. SECOND AVENUE
               SPOKANE, WA 99204

ITEM 2c   CITIZENSHIP:
               UNITED STATES

ITEM 2(d) TITLE AND CLASS OF SECURITIES:
               COMMON STOCK

ITEM 2(e) CUSIP NUMBER:
               319383105

ITEM 3    STATEMENT FILED PURSUANT TO RULE 13d-1(b) OR 13d-2(b):
               NOT APPLICABLE

ITEM 4    OWNERSHIP:
          (a)  AMOUNT BENEFICIALLY OWNED:
               833,002
          (b)  PERCENT OF CLASS:
               6.152%
          (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:
               (i)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE:
                         163,000
               (ii)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE:
                         670,002
               (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:
                         163,000
               (iv)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:
                         670,002


                                                              PAGE 3 OF 4 PAGES

ITEM 5    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
               NOT APPLICABLE

ITEM 6    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
          ANOTHER PERSON:
               NOT APPLICABLE

ITEM 7    IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
          WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE
          PARENT HOLDING COMPANY:
               NOT APPLICABLE

ITEM 8    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
          GROUP:
               NOT APPLICABLE

ITEM 9    NOTICE OF DISSOLUTION OF A GROUP:
               NOT APPLICABLE

ITEM 10   CERTIFICATION:
               NOT APPLICABLE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

January 28, 2000                             //A. Barclay Klingel//
__________________________                 ____________________________
Date                                       Signature


FOOTNOTE:








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